Exhibit 99.1

News Release General Inquiries: (713) 783-8000 www.sanchezenergycorp.com

Sanchez Energy Announces Third Quarter 2017 Operating Results; 43 Percent Annual Growth Drives Record Production Results to the High End of Guidance

HOUSTON, Oct. 23, 2017 (GLOBE NEWSWIRE)—Sanchez Energy Corporation (NYSE: SN) (“Sanchez Energy” or the “Company”), today announced operating results for the third quarter 2017.  Highlights for the quarter include:

•                  Production totaled approximately 6.8 million barrels of oil equivalent (“MMBoe”), or 73,783 barrels of oil equivalent per day (“Boe/d”), which represents an increase of 43 percent over third quarter 2016 production and is at the high end of the Company’s guidance for the third quarter 2017 despite unprecedented levels of rainfall and flooding along the Gulf Coast and in South Texas associated with Hurricane Harvey and subsequent localized storms;

•                  Three Lower Eagle Ford A and three Lower Eagle Ford B wells, which were brought on-line in the Briscoe Catarina West area of Comanche, in 250 foot staggered lateral spacing tests, are producing in-line with the Company’s Lower Eagle Ford type curve;

•                  The success of the Lower Eagle Ford 250 foot staggered lateral spacing test during the third quarter 2017 doubles the Company’s Lower Eagle Ford opportunity set, adding up to 800 gross Lower Eagle Ford well locations to the Comanche asset’s drilling inventory;

•                  Eight Lower Eagle Ford wells with an average lateral length of approximately 7,500 feet were brought on-line at the Briscoe Cochina West area of Comanche, achieved an average 24-hour peak production rate of approximately 990 Boe/d, approximately 80 percent of which was oil;

•                  The D-17 pad in Western Catarina, a six well pad with an average lateral length of approximately 6,200 feet that utilized the Company’s standard completion design of approximately 1,700 pounds of proppant per lateral foot, realized an average 24-hour initial production rate of approximately 1,479 Boe/d, with approximately 28 percent oil-weighting;

•                  The Company brought 41 Comanche wells on-line during the third quarter 2017, with an additional 103 Comanche wells currently undergoing or awaiting completion; and

•                  The Company is currently producing at a record rate in excess of 80,000 Boe/d.

MANAGEMENT COMMENTS

“The third quarter 2017 saw unprecedented levels of rainfall and flooding along the Gulf Coast due to Hurricane Harvey as well as major flooding from localized storms in the Western Eagle Ford,” said Tony Sanchez, III, Chief Executive Officer of Sanchez Energy.  “As a result of the efforts of our operations and marketing teams, the Company delivered production of approximately 74,000 Boe/d for the quarter, which was at the high end of our third quarter guidance.

“During the quarter, we received the initial results of the staggered multi-zone development in the Lower Eagle Ford at Comanche, which confirmed our thesis that two distinct intervals of independently productive reservoirs exist on that asset.  Multi-zone development testing has been a priority for us in our Comanche development efforts. To that end, we brought six stacked horizontal Lower Eagle Ford A and Lower Eagle Ford B wells on-line during the quarter in the Briscoe Catarina West area of Comanche in a 250 foot staggered spacing test at an average lateral length of approximately 6,000 feet.  Both targets are displaying production rates that are in-line with expectations, which validates our thesis that there are two distinct, independently productive reservoirs in the Lower Eagle Ford on the Western portion of the recently acquired acreage.  The development of two Lower Eagle Ford zones doubles the Lower Eagle Ford opportunity set at Comanche, adding up to 800 gross Lower Eagle Ford well locations to the Company’s drilling inventory.  Also in the Briscoe Catarina West area of Comanche, we have six Upper Eagle Ford A and C dual zone lateral tests in initial flowback, which are exhibiting promising results that include higher than anticipated oil weightings.

“At Catarina, we brought on-line 23 wells during the quarter.  The highlight was the six well D-17 pad, which achieved an average 24-hour initial production rate of approximately 1,479

Boe/d.  These well results reflect the first group of Catarina wells completed since our decision to return to the standard completion design of approximately 1,730 pounds of proppant per lateral foot.  Work to boost field compression and add additional gathering lines and separation capacity reduced facility constraints at Catarina and aided in increasing production during the quarter.

“During the third quarter, we reduced our operated rig count from eight rigs to four, while largely maintaining the pace of completion operations, with five completion spreads currently operating.   The two weather events resulted in temporary delays in our drilling and completion activity due to road flooding and material sourcing downtime.  As a result of these delays, we anticipate bringing fewer wells on-line by year-end than previously forecasted.   The late-September storm, which produced record three day accumulations of as much as 18 inches of rain in parts of Dimmit County, had a greater impact on our operations and production than did Hurricane Harvey.  This significant rain event caused us to shut-in an average of 6,000 net Boe/d of production for five days in late-September and 4,000 net Boe/d of production for an additional 15 days in October.  Taking into account the impact of the storms, we reiterate the Company’s previous production guidance range of 80,000 to 84,000 Boe/d for the fourth quarter, though anticipate that production will likely be near the lower end of this range.

OPERATIONS UPDATE

During the third quarter 2017, the Company spud 55 gross (17.96 net) wells and completed 77 gross (44.9 net) wells.

At Maverick, the Company has drilled 22 wells on the Hausser lease in 2017.  Completion activity on these wells began in June and is expected to continue through the fourth quarter 2017.

During the third quarter 2017, the Company brought on-line 41 wells at Comanche, 23 wells at Catarina, and eight wells at Maverick.  At Catarina, by exceeding the 50 well annual drilling commitment in the prior two drilling periods by 20 wells and 18 wells, respectively, the Company maximized the allowable 30 well bank that can be applied towards the current annual drilling commitment period, which extends from July 1, 2017 to June 30, 2018.  As of Sept. 30, 2017, the Company had drilled an additional four wells towards the remaining 20 wells required to meet its current annual drilling commitment.

As of Sept. 30, 2017, the Company had 2,047 gross (808.4 net) producing wells with 126 gross wells in various stages of completion, as detailed in the following table:

		Gross
	Gross	Wells Waiting /
Project	Producing	Undergoing
Area	Wells	Completion
Catarina	381	8
Comanche	1,518	103
Maverick	50	13
Palmetto	84	2
TMS / Other	14	0
Total	2,047	126

PRODUCTION UPDATE

The Company’s estimated total production for the third quarter 2017 averaged approximately 73,783 Boe/d.  The Company’s production mix during the third quarter 2017 consisted of approximately 30 percent oil, 34 percent natural gas liquids (“NGLs”), and 36 percent natural gas.

Production during the third quarter 2017 was at the high end of the Company’s guidance despite the operational challenges caused by unprecedented levels of rainfall and flooding, as strong well results across all of the Company’s Western Eagle Ford acreage led to a steady increase in production during the quarter.  On the basis of this performance, Sanchez Energy reiterates its fourth quarter 2017 production guidance of 80,000 to 84,000 Boe/d.  However, the Company experienced completion delays in September and October 2017 as a result of storm activity that will negatively impact forecast volumes and, as a result, anticipates production to be near the lower end of this production guidance during the fourth quarter 2017.

HEDGING UPDATE

The Company has hedged approximately 20,000 barrels (“Bbls”) per day of its 2018 oil production and approximately 189,000 million British thermal units (“MMBtu”) per day of its 2018 natural gas production and 8,600 Bbls per day of its 2019 oil production and approximately 48,000 MMBtu per day of its 2019 natural gas production on a consolidated basis.  Additional information on the Company’s hedge positions can be found in the Sanchez Energy Investor Presentation posted at www.sanchezenergycorp.com.

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation (NYSE: SN) is an independent exploration and production company focused on the acquisition and development of U.S. onshore unconventional oil and natural gas resources, with a current focus on the Eagle Ford Shale in South Texas where we have assembled over 286,000 net acres.  For more information about Sanchez Energy Corporation, please visit our website:  www.sanchezenergycorp.com.

FORWARD-LOOKING STATEMENTS

This press release contains, and our officers and representatives may from time to time make, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Sanchez Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including statements relating to future operating results and returns, our strategy and plans, including future drilling plans, our ability to increase reserves and production and generate income or cash flows, our ability to keep well costs down, the benefits of our partnership with Blackstone and the Comanche Transaction.  These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management.  When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model,” “strategy,” “future,” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.

Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Sanchez Energy, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including, but not limited to failure to successfully execute our business and financial strategies, failure to achieve the expected benefits of our partnership with Blackstone, failure to realize benefits from our transactions with Sanchez Midstream Partners LP, failure to realize the benefits of our acquisitions, including the Comanche Transaction, failure to economically develop our acreage and to produce reserves and achieve anticipate production levels, the price of oil or gas, marketing and sales of produced oil and gas, estimates made in evaluating reserves, competition, general economic conditions and the ability to manage our growth, our expectations regarding our future liquidity, our expectations regarding the results of our efforts to improve the efficiency of our operations to reduce our costs and other factors described in Sanchez Energy’s most recent Annual Report on Form 10-K and any updates to those risk factors set forth in Sanchez Energy’s Quarterly Reports on Form 10-Q. Further information on such assumptions, risks and uncertainties is available in Sanchez Energy’s filings with the U.S. Securities and Exchange Commission (the “SEC”).  Sanchez Energy’s filings with the SEC are available on our website at www.sanchezenergycorp.com and on the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events anticipated by Sanchez Energy’s forward-looking statements may not occur, and, if any of such events do occur, Sanchez Energy may not have correctly anticipated the timing of their occurrence or the extent of their impact on its actual results.  Accordingly, you should not place any undue reliance on any of Sanchez Energy’s forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Sanchez Energy undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

COMPANY CONTACT:

Kevin Smith

VP Investor Relations

(281) 925-4828

Cham King

Investor Relations & Capital Markets

(713) 756-2797

General Inquiries: (713) 783-8000

www.sanchezenergycorp.com